EXHIBIT 99.1

AppTech Payments Reports First Quarter 2022 Results

CARLSBAD, Calif., May 10, 2022 (GLOBE NEWSWIRE) – AppTech Payments Corp. (“AppTech”) (NASDAQ: APCX), a Fintech company powering commerce experiences, today announced results for its First Quarter ended March 31, 2022. The financial statements and 10-Q are available on sec.gov.

First Quarter 2022 Financial Highlights

●	1Q22 revenue was approximately $104 thousand, a 3% increase versus 1Q21, driven primarily by increased residual payouts from more processing revenue.
●	Cash balance as of March 31, 2022 was $10.3 million, reflecting the Company’s public offering on January 7, 2022, which netted $13.4 million.

Recent Business Highlights

●	A Definitive Agreement was fully executed to acquire Hothand Inc., a patent-holding company which owns the intellectual property rights to a wide array of mobile credit/debit transactions and mobile search, location, offer, and payment fields.
●	Onboarded a seasoned development team of experts who have expedited the platform launch date. In addition, the Company onboarded its new sales director and head of business development, who will be tasked with building the foundation for the Company’s planned expansion.
●	Inaugural Strategic Summit was held March 22-23, 2022, where the management team gathered to discuss the Fintech platform architecture and go-to-market plan. The initial demos were also showcased.
●	Developed key system functions, including CI/CD pipelines, go-forward scalable and secure AWS infrastructure, POC for Text2Pay Invoice System, and POC for Crypto Payments Invoice System.
●	Researched, identified, and vetted partnerships with digital asset platform partners for blockchain and cryptocurrency use cases.
●	Co-developed end-to-end, automated product and opportunity intake process to streamline, categorize and prioritize new products/features and business development opportunities.
●	Successfully uplisted onto NASDAQ on January 7, 2022.

Management Commentary

Luke D’Angelo, CEO of AppTech commented: “We are continuing to make meaningful progress towards the launch of our platform in 2022. Our platform is based upon industry standards for payment and banking protocols, and will offer merchants, banking institutions and business enterprises, standalone products and fully integrated solutions that deliver innovative, unparalleled payments, banking, and financial services experiences. We are excited that our clients are eager to onboard, gaining the tools to execute payments in today’s digital and crypto market.

Our technology is based on our strong portfolio of patents, covering many areas, including mobile to mobile and computer to mobile payment. Our recent acquisition of Hothand further bolsters our patent portfolio to 16 total patents. Our ownership of these patents, many of which have been cited by industry-leading corporations, will allow us to pursue licensing agreements with many large companies.

Our strong balance sheet will allow us to properly execute our plans to become a premier Fintech platform that powers commerce experiences. Over the past few months, we have made strategic hires, onboarding strong talent across all areas of the Company.”

About AppTech

AppTech Payments Corp. is a publicly listed Fintech company utilizing innovative payment processing and digital banking technologies to complement our core merchant services capabilities. Its patented and proprietary software will provide progressive and adaptable products that are available through a suite of synergistic offerings directly to merchants, banking institutions and business enterprises.

AppTech is developing an embedded, highly secure digital payments and banking platform that powers commerce experiences for clients and their customers. Based upon industry standards for payment and banking protocols, the Company will offer standalone products and fully integrated solutions that deliver innovative, unparalleled payments, banking, and financial services experiences. AppTech’s processing technologies can be taken off-the-shelf or tapped into via our RESTful API to build fully branded and customizable experiences while supporting tokenized, multi-channel, and multi-method transactions.

For more information about our Company, please visit www.apptechcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, should, will” and similar expressions as they relate to AppTech are intended to identify such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the Company’s control. Actual events or results may differ materially from those described in this press release due to any of these factors. AppTech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact

Lytham Partners, LLC
Ben Shamsian
New York | Phoenix
E: shamsian@lythampartners.com
P: 646-829-9701

AppTech Payments Corp

E: info@apptechcorp.com
P: 760-707-5959